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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-49172

PROSPECTUS SUPPLEMENT
(To prospectus dated December 19, 2000)


                                  TELYNX, INC.

                       130,598,040 SHARES OF COMMON STOCK

                                -----------------

         This document supplements the prospectus dated December 19, 2000 relating to the sale of 130,598,040 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares. This prospectus supplement is incorporated by reference into the prospectus.


                         OUR OTC TRADING SYMBOL - TLYX


                      CLOSING PRICE (MAY 8, 2001): $0.0145


      Nesher Ltd. and Talbiya B. Investments Ltd., two of the selling stockholders named in the prospectus, have transferred some of their securities to The Keshet Fund L.P. and Keshet L.P. This supplement amends the table on page 39 of the prospectus to reflect the transfer by Nesher of 6,225,750 shares of common stock to The Keshet Fund and the transfer by Talbiya of 6,834,374 shares of common stock to The Keshet Fund and 110,000 shares of common stock to Keshet L.P., as selling stockholders owning, and offering hereby, a total of 59,370,124 shares of our common stock, as described on the following page.

                                -----------------

      SEE "RISK FACTORS," WHICH BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 10, 2001.
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                              SELLING STOCKHOLDERS

      This prospectus relates to the registration of 130,598,040 shares of common stock of Telynx for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.

                                     PART A

                                                                                 NUMBER OF SHARES
                                    NUMBER OF SHARES OF                          OF COMMON STOCK
                                       COMMON STOCK         NUMBER OF SHARES    BENEFICIALLY OWNED
                                    BENEFICIALLY OWNED      OF COMMON STOCK          AFTER THE
  SELLING STOCKHOLDER               BEFORE THE OFFERING    REGISTERED HEREIN         OFFERING
  -------------------               -------------------    -----------------    ------------------
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
Ibrahim Al Ibrahim                      4,000,000              4,000,000                0
C/O Joseph Strycharz
Merrill Lynch
1850 K Street, Suite 700
Washington, DC 20006

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Ahmad Elebrahim                         1,080,000              1,080,000                0
C/O Telynx, Inc.
6006 N. Mesa, Suite 515
El Paso, TX 79912

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Ghazi Alkhayyat                           100,000                100,000                0
C/O Telynx, Inc.
6006 N. Mesa, Suite 515
El Paso, TX 79912

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Trenton Development, Ltd.               1,911,800              1,911,800                0
C/O Telynx, Inc.
6006 N. Mesa, Suite 515
El Paso, TX 79912

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Faris Faris                               200,000                200,000                0
C/O Jordan Industrial
Petrochemical Co.,Ltd.
Jebal Amman, 3rd Circle
Jordan Insurance Building(B),
6th Floor
Amman, JORDAN

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Habib Faris                               200,000                200,000                0
C/O Jordan Industrial
Petrochemical Co.,Ltd.
Jebal Amman, 3rd Circle
Jordan Insurance Building(B),
6th Floor
Amman, JORDAN

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Con Warren                                 20,000                 20,000                0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

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

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
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Andrew Hollands                         20,000                 20,000           0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

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Stuart Vogelman                         20,000                 20,000           0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

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James Darden                            20,000                 20,000           0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

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Michael Barber
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259                      20,000                 20,000           0

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David C. Phifer
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259                       4,000                  4,000           0

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Best Consulting
C/O Tom Grimm, Esq.
Inslee, Best, Doezie & Ryder,
P.S
Rainier Plaza, Suite 1900
777 - 108th Avenue N.E.
Bellevue, WA 98009                      15,000                 15,000           0

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Mithoff/Burton & Partners, Inc.         44,678                 44,678           0
4105 Rio Bravo Street
El Paso, TX 79902

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Townsend & O'Leary Enterprixex,         13,562                 13,562           0
  Inc.,
C/O Mithoff Advertising Inc.
4105 Rio Bravo Street
El Paso, TX 79902

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Strategic Management Services           15,000                 15,000           0
15902 Coolwood Drive
Dallas, TX 75248

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Parsons Project                        994,000                994,000           0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

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Lamya Al-Ali                         1,680,000              1,680,000           0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

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Taisir Hussein                         200,000                200,000           0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

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

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
----------------------------------------------------------------------------------------------------
Gazem Abdulkhaleq                     40,000                 40,000            0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

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                                              PART B
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The Keshet Fund L.P. (1)           2,833,333(6)           33,460,124(1)        0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

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Keshet L.P.(2)                     3,583,333(6)           25,910,000(2)        0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

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Nesher  Ltd.(3)                    1,833,333(6)            6,974,250(3)        0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

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Talbiya B. Investments             1,750,000(6)            5,655,626(4)         0
Ltd.(4)
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

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Esquire Trade & Finance,
Inc.(5)
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom            11,376,540(6)           48,000,000(5)        0

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

   (1) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. John Clarke is a director of The Keshet Fund, L.P. and makes investment decisions on behalf of The Keshet Fund L.P.

   (2) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. John Clarke is a director of Keshet L.P. and makes investment decisions on behalf of Keshet L.P.

   (3) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. John Clarke is a director of Nesher Ltd. and makes investment decisions on behalf of Nesher Ltd.

   (4) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and

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   outstanding shares of Telynx pursuant to the terms of their agreements with
   Telynx. John Clarke is a director of Talbiya B. Investments Ltd. and makes investment decisions on behalf of Talbiya.

   (5) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. Gisela Kindle is a director of Esquire Trade & Finance, Inc. and makes investment decisions on behalf of Esquire.

   (6) Includes shares issuable upon exercise of a convertible note issued to the subscriber under the equity line agreement.


         We prepared this table based on the information supplied to us by the selling stockholders named in the table.

         The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their convertible notes since the date on which the information in the above table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

         Because the selling stockholders may offer all or some of the convertible notes and shares of common stock issued upon conversion of such notes, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the convertible notes or shares of common stock that will be held by the selling stockholders after completion of this offering, no estimate can be given as to the principal amount of notes or shares of common stock that will be held by the selling stockholders after completion of this offering. See "Plan of Distribution."



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